[CNF LOGO]
                                                                   April 4, 1997

EBERHARD G.H. SCHMOLLER
Secretary


Dear Fellow Employee:

You should have already received proxy materials for the Consolidated Freightways, Inc. (dba CNF Transportation Inc.) Annual Meeting of Shareholders to be held on April 28, 1997, which were sent to you as a participant in the Consolidated Freightways, Inc. Thrift and Stock Plan. Included in those materials was a blue-striped card for your use in instructing T. Rowe Price Trust Company, the Plan trustee, as to how you wish the shares of Consolidated Freightways, Inc. credited to your account to be voted.

Due to a clerical error, the blue-striped instruction card was inadvertently included in the proxy materials previously sent to you. Enclosed is the corrected instruction card, which has a red stripe, as well as a duplicate copy of the preferred stock direction form previously sent to you. Also enclosed is an envelope to forward your instructions to First Chicago Trust Company of New York, the Company's stock transfer agent. IF YOU HAVE ALREADY GIVEN YOUR VOTING INSTRUCTIONS USING THE BLUE-STRIPED CARD, YOU MUST COMPLETE AND RETURN THE ENCLOSED RED-STRIPED CARD, SINCE ALL VOTING INSTRUCTIONS RECEIVED ON THE BLUE-STRIPED CARD WILL BE DISREGARDED.

In order to vote the shares credited to your account, you must complete and return the enclosed red-striped card giving the trustee specific voting instructions for the common and preferred shares. If you wish, you may sign and return the red-striped card without giving specific voting instructions and the shares will be voted as recommended by the Consolidated Freightways, Inc. Board of Directors. The red-striped card will direct the trustee to vote both the common and the preferred shares of stock credited to your account. If you wish to vote the preferred shares differently than the common shares, you must also complete the enclosed duplicate preferred stock direction form and return it to First Chicago Trust Company of New York, along with the red-striped card. Under the terms of the Plan, the trustee votes the shares of each class of stock credited to your account for which it does not receive valid voting instructions on a timely basis in the same manner and proportion as the shares in such class of stock for which it does receive valid voting instructions.

Your red-striped card and, if you wish to vote your preferred shares differently, your duplicate preferred stock direction form, must be returned directly to First Chicago Trust Company of New York, the Company's stock transfer agent. Your instructions will be treated confidentially by the transfer agent and the trustee. IN ORDER FOR THE TRUSTEE TO COMPLY WITH YOUR INSTRUCTIONS, FIRST CHICAGO TRUST COMPANY MUST RECEIVE YOUR COMPLETED RED-STRIPED INSTRUCTION CARD AND, IF APPLICABLE, YOUR DUPLICATE PREFERRED STOCK DIRECTION FORM, NO LATER THAN APRIL 22, 1997.


                                                     Sincerely,
                                                     /s/EBERHARD G.H. SCHMOLLER

             3240 HILLVIEW AVENUE, PALO ALTO, CA 94304, 415-494-2900